UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15 (d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report: August 23, 2006

(Date of earliest event reported)

TECH DATA CORPORATION

(Exact name of registrant as specified in its charter)

Florida	0-14625	59-1578329
(State of Incorporation)	(Commission File Number)	(IRS employer Identification No.)

5350 Tech Data Drive

Clearwater, Florida, 33760

(Address of principal executive offices)

727-539-7429

(Registrant’s telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02. Results of Operations and Financial Condition.

On August 23, 2006, Tech Data Corporation issued a press release, furnished as Exhibit 99.1 and incorporated herein by reference, announcing its financial results for its second quarter ended July 31, 2006. The information in this Form 8-K, including the exhibit noted in Item 9.01, is furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section and shall not be deemed incorporated by reference into any registration statement or other document filed pursuant to the Securities Act of 1933, as amended, except as shall be expressly set forth by specific reference in such a filing.

GAAP to Non-GAAP Reconciliation

The disclosure of financial results for the three and six month periods ended July 31, 2006 contained herein are prepared in accordance with Generally Accepted Accounting Principles (“GAAP”) and for comparative purposes, are accompanied by disclosures and financial measures that are not prepared in conformity with GAAP. These non-GAAP disclosures include certain adjustments not reflected in the GAAP presentations that relate to the following:

•	Charges related to the company’s EMEA restructuring program announced in May 2005. These program charges primarily include severance for workforce reductions, costs related to the exit and consolidation of facilities, and the write-off of certain assets. For the three and six month periods ended July 31, 2006, these charges totaled $11.2 million and $17.6 million, respectively. In the prior year, these charges totaled $19.3 million for both the three and six month periods ended July 31, 2005.The company has substantially completed the restructuring program as of July 31, 2006, and management anticipates final program costs to be incurred by October 31, 2006.

•	Consulting costs related to the company’s EMEA restructuring program. These costs are charged to selling, general and administrative expenses and consist of consulting costs related to the company’s EMEA restructuring program and the associated initiatives. For the three and six month periods ended July 31, 2006, these costs totaled $1.6 million and $5.8 million, respectively. In the prior year, these charges totaled $2.1 million for both the three and six month periods ended July 31, 2005.

•	Increase in the valuation allowance for deferred tax assets. An $8.4 million increase in the valuation allowance for certain deferred tax assets related to the EMEA region was recorded in the second quarter ended July 31, 2006. The company recorded a similar charge in the amount of $56.0 million in the second quarter ended July 31, 2005.

•	Non-cash charges related to impairment of goodwill. Periodically, the company performs tests to determine if recorded goodwill has been impaired. The company concluded that the carrying value of goodwill related to the EMEA region was impaired as of July 31, 2006. Accordingly, the company recorded a non-cash charge for the impairment of goodwill in the amount of $136.1 million in the second quarter ended July 31, 2006.

We view non-GAAP operating income, non-GAAP net income, and non-GAAP diluted earnings per share as the most relevant financial measures in comparing ourselves to other companies and in developing our future operating plans. We also use these non-GAAP financial measures to conduct and measure our business against internally developed objectives and evaluate the performance of our consolidated operations and geographic operating segments. Additionally, a significant portion of our management team’s incentive compensation is directly tied to profitability goals which exclude the impact of the adjustments indicated above.

Management believes that these non-GAAP measures are useful to investors because they provide meaningful comparisons to prior periods, management’s previous outlooks, and the analysts’ own financial models, which may exclude the costs of these actions.

Management recognizes that there is a material limitation associated with the use of these non-GAAP measures as compared to GAAP measures of operating income, net income, and diluted earnings per share. The limitation of these non-GAAP measures is that they do not accurately reflect all period costs included in operating income and net income associated with these actions, and as such, may not be comparable to other companies with similar actions who present such costs differently. To compensate for this limitation, management believes that it is appropriate to consider operating income, net income, and diluted earnings per share determined under GAAP as well as on a non-GAAP basis. These non-GAAP measures should be considered as a supplement to, and not as a substitute for, or superior to, the corresponding measures calculated in accordance with GAAP.

Item 9.01. Financial Statements and Exhibits.

(c)	Exhibits

Exhibit 99.1	August 23, 2006 Press Release by Tech Data Corporation (The information provided in this Exhibit 99.1 is furnished and shall not be deemed “filed”.)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.

August 23, 2006	/s/ JEFFERY P. HOWELLS
Jeffery P. Howells
Executive Vice President &
Chief Financial Officer
Tech Data Corporation